                                                                    EXHIBIT 21.1



                               NATIONSRENT, INC.
                                  SUBSIDIARIES
                           (As of September 15, 1999)





NRGP, Inc., a Delaware corporation

NationsRent West, Inc., a Delaware corporation

Logan Equipment Corp., a Delaware corporation

NationsRent USA, Inc., a Delaware corporation

NationsRent Transportation Services, Inc., a Delaware corporation

NR Delaware, Inc., a Delaware corporation

NationsRent of Texas, LP, a Delaware limited partnership

NationsRent of Indiana, LP, a Delaware limited partnership